Exhibit 107
EX-FILING FEES

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Glatfelter Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Glatfelter common stock	457(c), and 457(f)(1)	429,445,044(1)	N/A	$755,823,277.44(2)	$0.0001476	$111,559.52	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—				—	—	—	—	—	—	—	—
	Total Offering Amounts					$755,823,277.44		$111,559.52
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$111,559.52

(1)	All securities being registered are to be issued by Glatfelter Corporation (“Glatfelter”), to be renamed Magnera Corporation (the combined company), in connection with the transactions contemplated by the RMT Transaction Agreement, dated as of February 6, 2024 (the “RMT Transaction Agreement”) and represents the maximum number of shares of common stock of Glatfelter, par value $0.01 per share (“Glatfelter common stock”), estimated to be issuable to holders of Treasure Holdco, Inc. (“Spinco”) common stock upon completion of the transactions contemplated by the RMT Transaction Agreement, as described in this Registration Statement and is based upon (i) 45,409,558 shares of Glatfelter common stock outstanding as of August 13, 2024, (ii) shares of Glatfelter common stock issuable in connection with the transactions contemplated by the RMT Transaction Agreement, which together with the Glatfelter common stock outstanding collectively equal 47,716,116 shares, without taking into account the effect of the proposed reverse stock split of Glatfelter common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Glatfelter common stock as may be issuable as a result of stock splits, stock dividends or the like.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated in accordance with Rule 457(c) and Rule 457(f) promulgated thereunder based on $1.76, the average of the high and low prices of shares of Glatfelter common stock, as reported on the New York Stock Exchange (“NYSE”) on August 20, 2024.